Exhibit 10.4

CONFIDENTIAL

EXECUTION COPY

Content License Agreement “The Dink”

1. Effective Date	July 29, 2025

2. Parties	Apple Video Programming LLC (“Company”) and The Dink Holding Co. LLC (“Licensor”), a wholly-owned subsidiary of Rivulet Entertainment, Inc. (“Rivulet Entertainment”).

3. Coditions Precedent	This Agreement (defined below) is subject to the following conditions precedent (the “Conditions Precedent”):

	a.	the full execution and delivery by both parties of this Content License Agreement (this “Agreement”);

	b.	the execution and delivery by Licensor of the Short Form License attached hereto as Exhibit A;

	c.	receipt by Company of payment information acceptable to Company;

	d.	Company’s review and approval of chain-of-title documentation relating to the Picture;

	e.	the full execution and delivery by the parties thereto of the Notice of Assignment and Subordination Agreement (as defined in Section 25[b] below) in connection with the Picture; and

	f.	Company’s receipt of a fully executed guaranty by Rivulet Entertainment in favor of Company of Licensor’s representations, warranties, covenants, and agreements set forth herein, in form and substance acceptable to Company.

4. Picture	Licensor will effect “Essential Delivery” (i.e., both Essential Physical Delivery and Essential Legal Delivery, as defined below) of the Picture in accordance with this Agreement by no later than May 29, 2026, and thereafter “Complete Delivery” (i.e., both Complete Physical Delivery and Complete Legal Delivery, as defined below) of the Picture by no later than June 26, 2026 (the “Outside Delivery Date”). The “Picture” means the motion picture currently titled “The Dink,” i.e., the version of which that was screened by Company at the Grove in Los Angeles on May 1, 2025 (subject to minor finishing touches, as determined by Licensor in meaningful consultation with Company), written by Sean Clements, directed by Josh Greenbaum, produced by Ben Stiller (“Stiller”), and starring Jake Johnson, Mary Steenburgen and Ed Harris, that conforms to the following specifications unless otherwise mutually agreed in writing by the parties hereto:

	a.	Technical Specifications: A substantially new and original feature-length motion picture in color and of first-class technical quality and telling a continuous story with all necessary dialogue originally recorded in the English language, music, lyrics and sound effects, fully edited, titled, assembled with the soundtrack fully synchronized with the action thereof, and complying with the mutually agreed Delivery Requirements.

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	b.	Rating: Capable of receiving an MPA rating no more restrictive than “R” (the “Rating”). Company will apply for the Rating with the MPA and will invoice Licensor for its out-of-pocket costs connected therewith.

	c.	Running Time: Delivered with a running time not less than 90 minutes (including main and end titles) and not greater than 120 minutes (including main and end titles).

5. Picture License Fee; Payment Schedule	Subject to the satisfaction of the Conditions Precedent, and on the condition that Licensor is not in uncured material breach hereof:

	a.	Company will pay to Licensor an all-in license fee for all the rights granted to Company hereunder for the entire duration of the Term throughout the Territory (as each such term is defined below) in the amount of (the “License Fee”). For clarity, except with respect to any Licensor Backend or Performance Bonuses (as each are defined below, and if so qualified), Licensor will not be entitled to receive any other compensation (whether fixed or contingent) from Company in connection either with the production of the Picture or the exploitation of the rights therein granted to Company hereunder.

	b.	On a strictly non-precedential, non-citable basis, the License Fee for the Picture will be payable as follows (the “Payment Schedule”):

		1.	20% promptly following the later of: (i) the satisfaction of the Conditions Precedent, and (ii) Company’s receipt of the applicable invoice;

		2.	70% promptly following the later of: (i) Essential Delivery of the Picture to Company, and (ii) Company’s receipt of the applicable invoice; and

		3.	10% promptly following the later of: (i) Complete Delivery of the Picture to Company, and (ii) Company’s receipt of the applicable invoice.

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c.	Defined Terms.

	1.	“Essential Physical Delivery” means Licensor’s delivery of the following physical materials for the Picture pursuant to the Feature Physical Materials Delivery Requirements and Company’s acceptance thereof (such acceptance not to be unreasonably withheld): (A) Locked Cut Reference File; (B) Final Reference File; (C) Fully Assembled, Color-Timed TIFF Texted .TIFF sequences (with Textless Frames); (D) Mastering Audio Deliverables; (E) Temp HDR ProRes 444 XQ Screening File + Dolby Vision XML; (F) Theatrical Screening DCDMs; and (G) Music Deliverables.

	2.	“Complete Physical Delivery” means Licensor’s delivery of all other physical materials and elements for the Picture pursuant to the Feature Physical Materials Delivery Requirements, and any materials and elements required for Essential Physical Delivery of the Picture that were not previously provided by Licensor, and Company’s acceptance of all of the foregoing (such acceptance not to be unreasonably withheld).

	3.	“Essential Legal Delivery” means Licensor’s delivery of the documents designated as essential for the Picture pursuant to the Feature Document Delivery Requirements and Company’s acceptance thereof (such acceptance not to be unreasonably withheld).

	4.	“Complete Legal Delivery” means Licensor’s delivery of all other documentation for the Picture pursuant to the Feature Document Delivery Requirements, and any documents required for Essential Legal Delivery that were not previously provided by Licensor, and Company’s acceptance of all of the foregoing (such acceptance not to be unreasonably withheld).

d.	Notwithstanding anything to the contrary set forth in this Agreement, subject to Company’s receipt of the applicable invoice, Company will pay no less than 95% of the License Fee to Licensor promptly after Company’s initial general commercial release of the Picture (if Complete Delivery has not yet occurred prior thereto). But Company will have the right to withhold the remaining 5% of the License Fee until actual Complete Delivery has occurred, i.e., such remaining 5% will be paid by Company to Licensor pursuant to the terms of subsection (b)(3) immediately above. For clarity, Company’s exploitation of the Picture will not relieve Licensor of its obligation to effect Complete Delivery.

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e.

Notwithstanding anything to the contrary in this Agreement except with respect to the tolling of delivery dates as may be permitted by the Force Majeure provisions hereinbelow, and without limitation to any of Company’s other rights and remedies hereunder, if Licensor fails to tender the materials required for Essential Delivery of the Picture in accordance with this Agreement by the Outside Delivery Date, such that Company is unable to commercially release the Picture, Company may, in its sole discretion: (i) withhold from amounts otherwise payable to Licensor any amount Company deems appropriate until Complete Delivery, and/or (ii) terminate this Agreement by written notice to Licensor.

	f.	Invoices are required for all License Fee payments.

6. Residuals ; Guilds	a.	Licensor represents and warrants that the Picture was not produced under any guild or union agreements other than the AMPTP versions of the minimum basic agreements applicable to theatrical features with the following guilds and unions: either DGA, WGA, SAG-AFTRA, IATSE, Teamsters (Local Chapter 399, Los Angeles), DGC, ACTRA or other guild or union agreements pre-approved by an authorized representative of Company (the “Pre-Approved Guild Agreements”).

	b.	Provided Licensor has provided Company with complete and accurate information and supporting documentation as reasonably required by Company for the Pre-Approved Guild Agreements, Company will be responsible for the residual’s payment obligations arising from its exploitation of its rights to the Picture in the Territory during the Term with respect to the Pre-Approved Guild Agreements. And, if required by SAG-AFTRA, WGA and/or DGA, Company will enter into assumption agreements (in a form acceptable to Company) relating to residuals due in connection with Company’s exploitation of the Picture during the Term.

For clarity, and notwithstanding anything to the contrary in this Agreement, Company will not be responsible for (i) any residuals arising from exploitation by Licensor or any third party of any rights not licensed to Company hereunder, or (ii) any new use or reuse payments attributable to any union or guild clearances.

7. Collection Societies

Company will be responsible for licenses and fees for performance or communication to the public that (i) it is obligated under applicable law to obtain and pay as a distributor of the musical compositions in the Picture hereunder, (ii) are controlled by ASCAP, BMI, SESAC, GMR or other applicable CISAC member performing rights organizations, or other authorized collection societies approved by Company (each, a “Collection Society”, and collectively, “Collection Societies”), and (iii) are available for license by Company from the Collection Societies on a blanket basis at prevailing industry rates.

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Solely on a non-precedential basis, Licensor hereby agrees that, if, to exercise the rights granted herein, Company or its affiliates obtains licenses, releases, or clearances or otherwise make payments in respect thereof that it is not obligated to obtain or pay as distributor of the Picture under applicable law, then Company may, at its election, deduct such amounts from any amounts payable to Licensor hereunder or send an invoice to Licensor for the same (with such backup as may be reasonably required by Licensor), in which case Licensor will promptly reimburse Company for the invoiced amount.

8. Territory	Worldwide.

9. Term	a.	The “Term” starts on the Effective Date and expires, on a strictly non-precedential, non-citable basis, and due to the unique circumstances of this Agreement, 10 years following the earlier of (i) Company’s initial commercial exhibition of the Picture to the general public in the Territory, or (ii) 6 months after Complete Delivery of the Picture in accordance with this Agreement. Notwithstanding anything to the contrary in this Agreement, if Licensor earns at least in all-in compensation prior to the expiration of the first 10 years of the Term (e.g., including the cumulative total of the License Fee; Performance Bonuses; Licensor Backend; or any recoupable advances by Company to Licensor against Licensor Backend, which will be at Company’s sole discretion), then the Term will automatically, and without any further formality, extend an additional 5 years.

	b.	Company will have exclusive rights of first negotiation and first refusal to extend the Term (whether the Term expires after either 10 years or 15 years pursuant to subsection (a) immediately above). If the parties do not reach agreement within 30 days of commencing their negotiation to extend the Term or if Company does not accept the material economic terms presented to it by Licensor for Company’s first refusal within 15 business days of Company’s receipt of the terms, then Licensor will have no further obligation to negotiate with Company, or offer it terms, in respect of a Term extension. The first negotiation period will start no sooner than one year prior to the expiration of the Term, provided that Company will consider a request by Licensor to commence such negotiation earlier. In the exercise of its first refusal rights, Company will not be obligated to accept terms and conditions that cannot be as practically met by one distributor as by another (e.g., required use of a particular third-party platform).

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	c.	Notwithstanding the expiration or termination of this Agreement, the rights granted to Company hereunder include the right to provide authorized users who verifiably purchased EST and VOD copies of the Picture or downloaded Other Marketing Materials (as defined in Section 19 below) during the Term the ability to continue to access and to view (including by download or stream) the Picture or materials (including any Licensor Provided Marketing Materials [as defined in Section 18 below] bundled with the Picture) after the Term, but not the right to offer users the opportunity to purchase the Picture or materials after the Term.

10. Company’s Distribution and Marketing Rights	a.

Licensor hereby irrevocably grants to Company (or, at Company’s election, a Company Affiliate [as defined below] capable of performing Company’s obligations hereunder), any and all rights (including all marketing, advertising, and promotional rights), except solely the Reserved Rights set forth in Section 13 below, in and to the Picture and any and all elements thereof, including, but not limited to, rights under copyright (but, for clarity, without separately assigning to Company the copyright itself), during the Term and in the Territory in any and all languages, exclusively, by any and all means and media, whether now known or hereafter devised.

	b.	A “Company Affiliate” means any entity that is controlled by or under common control with Company (whether controlled by equity, voting rights, contract or otherwise) or via a third-party partnership services agreement or other business arrangement on a country-by-country basis due to legal, regulatory, tax, or political restrictions over ownership requirements (e.g., in the People’s Republic of China) in that country.

11. Licensor Backend	a.

Subject to the satisfaction of the Conditions Precedent, and provided that Licensor is not in uncured material breach hereof, Licensor will be entitled to receive an amount equal to                                            “Defined Proceeds” means any and all Defined Revenue (as defined below), minus: (i) the Distribution Fee (as defined below); (ii) the License Fee (plus Interest); (iii) each of Company’s or a Company Affiliate’s actual, verifiable third-party, out-of-pocket distribution, sales and marketing costs, charges and expenses (including P&A expenses, customary off-the-top fees [e.g., conversion costs, sales taxes, residuals, royalties, collection costs, etc.], sales agent fees, and any Performance Bonuses) incurred, paid, payable or accrued in connection with the distribution, exhibition, advertising, marketing or other exploitation and turning to account of the Picture, or otherwise in the exercise of any of Company’s rights in the Picture, of whatever kind or nature, or which are customarily treated as distribution expenses under customary accounting procedures in the motion picture industry (plus Interest); and (iv) Company’s overhead fees, which will equal          of the applicable costs/expenses (plus Interest).

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Notwithstanding anything to the contrary in this Section, (y) the deduction of Performance Bonuses; and (z) the deductions set forth in the immediately preceding subsections (i) and (iv) are hereby waived by Company on a strictly non-precedential, non-citable basis). “Interest” will mean the U.S. prime rate (as published by JPMorgan Chase Bank) plus 2%.

b.	“Defined Revenue” means the following with respect solely to distribution and exploitation of the Picture via the following means:

	1.	SVOD/AVOD/FVOD: For all distribution and exploitation via SVOD/AVOD/FVOD, a single “Imputed License Fee”, which will be equal to 50% of the License Fee. Notwithstanding anything to the contrary in the immediately preceding sentence, on a strictly non-precedential, non-citable basis, and due to the unique circumstances of this Agreement, the Imputed License Fee will be equal to 75% of the License Fee.

	2.	EST/TVOD:

		A.	For sales and/or rentals on any Company EST/TVOD service (i.e., branded with a brand of Company or Company Affiliates): of the gross retail receipts received by, or irrevocably credited to, Company or Company Affiliates on a non-refundable basis (exclusive of taxes and refunds); and

		B.	For sales and/or rentals on any third-party (i.e., non-Company or non-Company Affiliate) EST/TVOD service: received by, or irrevocably credited to, Company or Company Affiliates on a non-refundable basis from that third party (exclusive of taxes and refunds).

	3.	DVD/Blu-Ray:

		A.	For sales by Company or Company Affiliates: accounted for at the same wholesale price payable by third parties for such media (exclusive of taxes and refunds); and

		B.	For sales by third parties (i.e., other than by Company or Company Affiliates): Company or Company Affiliates on a non-refundable basis from that third party (exclusive of taxes and refunds).

	4.	Linear Television: For all linear television exploitation, or irrevocably credited to, Company or Company Affiliates on a non-refundable basis from the exhibitor/distributor ( exclusive of the exhibitor/distributor’s share and any exhibitor/distributor fees [whether or not that exhibitor/distributor is a third party or a Company Affiliate]).

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	c.	“Distribution Fee” means a fee equal to applicable to all Defined Revenue, with the sole exception of: (i) the Imputed License Fee, and (ii) revenue from any Company EST/TVOD service, as to each of which no Distribution Fee will apply. On a strictly non-precedential, non-citable basis, and due to the unique circumstances of this Agreement, the Distribution Fee set forth in the immediately preceding sentence is hereby waived by Company.

	d.	Company will remit all Defined Proceeds due and payable to Licensor (and give Licensor summary statements relating to the calculation thereof) as follows: (i) during the first two years of the Term, promptly after each calendar quarter in which the applicable receipts are received; (ii) after the second year of the Term but prior to the start of third year of the Term, promptly after the end of the second and fourth calendar quarter, respectively; and (iii) after the third year of the Term (A) if Company has actually recouped the License Fee in full, then promptly after the end of the second and fourth calendar quarter, respectively, or (B) if Company has not recouped the License Fee in full, then promptly after Licensor’s request therefor (provided that Licensor may not request an accounting more than one time in any 12 month period).

	e.	For clarity, and notwithstanding anything to the contrary in this Agreement, except as set forth in Section 14 below, Company will have no obligation to ever exploit the Picture in any specific manner (whether via EST/TVOD, linear television, DVD/Blu-Ray or otherwise).

12. Editing Rights	In the exploitation of the rights granted to Company hereunder, Company will have the right to (with any costs in connection therewith being a recoupable expense subject to and in accordance with Section 11 [Licensor Backend]): (a) caption, translate, create audio descriptions, dub or subtitle the Picture; (b) change the title of the Picture (provided that, after Company approves the clearance of such English-language title [i.e., “The Dink”], there will be no change to such title [other than direct foreign language translations] without the mutual approval of Licensor and Company); (c) edit for rating, censorship requirements of governmental (or quasi-governmental) authorities, airline requirements, television commercial interruptions or to comply with any applicable distribution laws, standards or practices; (d) add bumpers, wrap-arounds, contexts, pop-up, overlays, and commentary; (e) superimpose a so-called “network bug”; (f) insert commercial, promotional, or public service announcements; (g) time compress (to the extent required by any applicable platform/service) and edit for broadcast or other exhibition; and (h) edit to comply with guild or credit requirements applicable to the Picture, or to avoid any material legal liability that Company reasonably believes might be imposed without such cuts or edits. Company will exercise the foregoing editing rights in accordance with the contractual “final cut” and first opportunity rights of Stiller set forth in his agreement with Licensor for producing services (in the form provided to Company as part of legal delivery, i.e., dated as of September 10, 2024, and without regard to any amendments thereto after the Effective Date).

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13. Reserved Rights	Licensor reserves solely the following rights in the Picture and Licensor Provided Marketing Materials, subject to the holdbacks and restrictions set forth below (collectively, the “Reserved Rights”):

	a.	The rights to create and exploit audiovisual theatrical, television or new-media prequels, sequels, remakes, formats, adaptations and spinoffs based on the Picture (or any character included in the Picture) (“Audio-Visual Derivative Work(s)”), provided that: (i) Licensor may not exploit (or authorize a third party to exploit) such rights until the date that is 3 years after the earlier of: (A) Company’s initial commercial exhibition of the Picture to the general public, and, on a strictly non-precedential, non-citable basis, (B) 5 years after the full execution of this Agreement; and (ii) during the Term, Company will have exclusive rights of first negotiation and last refusal (to be negotiated in good faith within Company’s customary parameters) to license each such Audio-Visual Derivative Work. If the parties do not reach agreement within 30 days of commencing their negotiation with respect to the exploitation of such Audio-Visual Derivative Work, then Licensor may contact third parties for the purpose of licensing the rights to exploit such Audio-Visual Derivative Work. If Licensor receives a bona fide offer which Licensor desires to accept for the purpose of licensing the rights to exploit such Audio-Visual Derivative Work, Licensor will notify Company in writing of the terms and conditions of the offer. If, within 20 business days after Company’s receipt of such notice, Company notifies Licensor of its acceptance of the terms set forth therein, the parties will promptly enter into a long form agreement reflecting those terms subject to good faith negotiation of the terms of the long form. In the exercise of its last refusal rights, Company will not be obligated to accept terms and conditions that cannot be as practically met by one distributor as by another (e.g., required use of a particular third-party platform). If Company elects not to acquire the rights specified in the notice or fails to respond to Licensor within 20 business days after Company’s receipt of the aforementioned notice from Licensor, then Licensor may dispose thereof, but only to the party named in the notice and only upon the terms and conditions set forth therein, it being understood that Licensor will not dispose of such rights to another third party or on terms less favorable to Licensor than those specified in the notice without again complying with the procedures set forth above. Such rights of first negotiation and last refusal will continue thereafter for all additional Audio-Visual Derivative Works, on a rolling format-by-format basis (e.g., If Company does not serve as the distributor for the first theatrical or feature-length sequel based upon the Picture, it will not have the right of first negotiation and last refusal with respect to any other theatrical sequel, but will retain such rights with respect to all other formats [e.g., television or new-media derivative productions]).

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b.

Live Stage rights (i.e., the right to perform an adaptation of the Picture on a live stage with actors appearing in person in the immediate presence of the audience) (a “Live Stage Production”), provided that: (i) Licensor may not exploit (or authorize a third party to exploit) such rights until the date that is 3 years after the earlier of: (A) Company’s initial commercial exhibition of the Picture to the general public, and, on a strictly non-precedential, non-citable basis, (B) 5 years after the full execution of this Agreement; and (ii) during the Term, Company will have exclusive rights of first negotiation and first refusal (to be negotiated in good faith within Company’s customary parameters) to license rights to: (w) if Licensor (or any of its affiliates) intends to itself produce a Live Stage Production, acquire rights to co-produce such Licensor-produced Live Stage Production along with Licensor (or any of its affiliates); (x) if Licensor (or any of its affiliates) intends to itself finance a Live Stage Production, acquire rights to co-finance such Licensor-financed Live Stage Production along with Licensor (or any of its affiliates); (y) if Licensor (or any of its affiliates) intends to license to a third party rights to produce a Live Stage Production, acquire rights to produce such non-Licensor-produced Live Stage Production; and/or (z) if Licensor (or any of its affiliates) intends to seek third-party financing for a Live Stage Production, acquire rights to finance such non-Licensor-financed Live Stage Production, in each case, on a rolling basis as set forth herein. If Licensor (or any of its affiliates) intends to produce or finance a Live Stage Production as set forth above in clauses (w) through (z), Licensor shall offer Company (such offer shall be in writing) the corresponding production and/or financing rights on terms to be negotiated in good faith by the parties. If the parties do not reach agreement within 30 days of commencing their negotiation with respect to the corresponding production and/or financing rights, then Licensor may contact third parties for the purpose of granting them such rights. If Licensor receives a bona fide offer which Licensor desires to accept with respect to such production and/or financing rights which is less favorable to Licensor than the terms embodied in the last proposal made by Licensor to Company, Licensor will notify Company in writing of the terms and conditions of the offer. If, within 20 business days after Company’s receipt of such notice, Company notifies Licensor of its acceptance of the terms set forth therein, the parties will promptly enter into a long form agreement reflecting those terms subject to good faith negotiation of the terms of the long form. In the exercise of its first refusal rights, Company will not be obligated to accept terms and conditions that cannot be as practically met by one producer as by another (e.g., the required employment of a particular performer or director). If Company elects not to acquire the rights specified in the notice, then Licensor may dispose thereof, but only to the party named in the notice and only upon the terms and conditions set forth therein, it being understood that Licensor will not dispose of such rights to another third party or on terms less favorable to Licensor than those specified in the notice without again complying with the procedures set forth above. Such rights of first negotiation and first refusal will continue thereafter for all additional Live Stage Productions, on a rolling basis (e.g., If Company declines to serve in any capacity for the first Live Stage Production [i.e., either as co-producer, co-financier, producer or financier thereof], it will not have the right of first negotiation and first refusal with respect to any other Live Stage Production). Notwithstanding anything to the contrary herein, no video recording of any Live Stage Production may be authorized for commercial exhibition during the Term without the written approval of Company (not to be unreasonably withheld).

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c.

Musical Sound Recording rights (e.g., soundtrack album(s) or other soundtrack record(s) embodying music from the Picture (“Soundtrack[s]”)) and Music Publishing rights (i.e., exploitation of original musical compositions from the Picture), provided: (i) such rights are held back until Company’s initial commercial exhibition of the Picture to the general public; (ii) Company will have final approval over album cover/artwork/label copy for any Soundtrack, and such album cover/artwork/label copy will comply with style guidelines provided by Company; (iii) Licensor will meaningfully consult with Company regarding Licensor’s album distributor, release timing, strategy, and marketing for any Soundtrack, but with Licensor’s decision being final; (iv) Licensor or Licensor’s album distributor will make the Soundtrack(s) available on Company’s music services (e.g., Apple Music and iTunes, or their successors) and Licensor or Licensor’s album distributor may not make the Soundtracks available elsewhere on an exclusive basis or earlier than when made available to Company’s music services; (v) notwithstanding anything to the contrary herein, Company will in all events have the right to create custom playlists associated with the Picture in Company’s applicable music services; and (vi) Company’s prior written approval (not to be unreasonably withheld) is required prior to any licensing by Licensor of original musical compositions and original musical sound recordings created for possible inclusion in the Picture for the purposes of synchronization in non-Picture audiovisual or other productions, merchandising, ancillary products, or any other non-Picture-related use. As between Licensor and Company, Licensor will be solely responsible for all costs and expenses arising from the exploitation of such reserved music rights (including all royalties that may become due in connection therewith). Licensor agrees to have good faith discussions with Company concerning partnerships with Apple Music for any Soundtrack (i.e., a limited exclusive period concurrent with the “Company Service” release, as such term is defined below).

d.	Physical Merchandising (e.g., apparel, toys, etc. but not “digital merchandising” like video games, ringtones, or apps) & Print Publishing (e.g., novelizations): the rights to create and exploit physical merchandising and print publications based on the Picture, provided that: (i) such rights are held back until Company’s initial commercial exhibition of the Picture to the general public; (ii) Licensor does not exploit (or authorize a third party to exploit) such rights in sensitive product categories (including products or services relating to politics or religion, alcoholic beverages, firearms or other weaponry, tobacco, cannabis, lotteries, gambling products, intimate personal hygiene products and contraceptives, medication and/or intimate apparel); (iii) Licensor meaningfully consults with Company prior to the release of any such merchandising or print publications (but with Licensor’s decision being final), and provides the same to Company for its review and comment prior to public release; (iv) Company has the right, but not the obligation, to sell such physical merchandise and print publications in the retail stores of Company or Company Affiliates on terms no less favorable than Licensor offers to any other retailer for the same product or publication; and (v) Licensor has good faith conversations with Company as to the possibility of an exclusive retail arrangement for any such merchandise or publications.

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e.

Videogames (including mobile games and app-based games) & AR/VR Derivatives: the rights to create and exploit for-sale videogames and for-sale AR/VR derivatives based on the Picture, provided that: (i) such rights are held back until Company’s initial commercial exhibition of the Picture to the general public; (ii) Licensor meaningfully consults with Company prior to the release of any such videogames or AR/VR derivatives (but with Licensor’s decision being final), and provides the same to Company for its review and comment prior to public release; (iii) Licensor has good faith conversations with Company as to the possibility of an exclusive arrangement for any such videogames or AR/VR derivatives to be made available on Company’s or Company Affiliates’ game platforms or services; (iv) notwithstanding anything to the contrary herein, and for the avoidance of doubt, Company will have the right to create and exploit promotional videogames and AR/VR content in connection with Other Marketing Materials in connection with the marketing, promotion, and advertising of the Picture, but, with respect to promotional videogames, subject to Licensor’s approval as set forth in Section 19(a) below.

f.	Podcasts: the rights to create and exploit podcasts based on the Picture, provided that: (i) such rights are held back until Company’s initial commercial exhibition of the Picture to the general public; (ii) Licensor meaningfully consults with Company prior to the release of any such podcasts (but with Licensor’s decision being final), and provides the same to Company for its review and comment prior to public release; (iii) Licensor has good faith conversations with Company as to the possibility of an exclusive arrangement for any such podcasts to be made available on Company’s or Company Affiliates’ platforms or services; (iv) notwithstanding anything to the contrary herein, Company will have the right to create and exploit companion podcasts in connection with Other Marketing Materials in the marketing, promotion, and advertising of the Picture, subject to Licensor’s approval as set forth in Section 19(a) below.

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	g.	Theme Park Attractions: the rights to create and exploit theme park attractions based on the Picture, provided that: (i) such rights are held back until Company’s initial commercial exhibition of the Picture to the general public; and (ii) Licensor meaningfully consults with Company prior to the development of any such theme park attractions (but with Licensor’s decision being final), and provides plans of the same to Company for its review and comment prior to public release.

For clarity, no inadvertent failure by Licensor to consult with Company as required under this Section 13 will be deemed a breach of this Agreement, provided that Licensor takes commercially reasonable steps to cure any such failure once discovered.

Licensor will not exploit any rights in the Picture or Licensor Provided Marketing Materials other than those set forth above in this Section 13 or as necessary to effect this Agreement until the end of the Term. Licensor represents and warrants that the Reserved Rights set forth herein are licensed or owned by Licensor (or its affiliates) or otherwise subject to the holdback periods and limitations set forth above.

14. Outside Release Date

Provided Licensor has effected Essential Delivery of the Picture to Company by the Essential Delivery Date, that Licensor is not in uncured material breach hereof, and subject to events of force majeure pursuant to Section 33 below (but not to exceed 30 days), Company will commercially release the Picture no later than December 31, 2026 with any extension beyond said date subject to the mutual approval of Licensor and Company. Notwithstanding the foregoing, but without prejudice to Company’s obligation to otherwise pay Licensor the License Fee pursuant to the terms and conditions of this Agreement, and on a strictly non-precedential, non-citable basis, in the event that any lead cast member, anyone with a “Producer”, “Produced by”, “Executive Producer” or “Co-Producer” credit, or the director has or is alleged to be or have been at any time involved in any act or incident which: (a) constitutes an offense involving moral turpitude under any federal, state, local or foreign law (regardless of whether or not such act or incident results in an arrest, charges being filed or a conviction under any federal, state, local or foreign law) or, whether or not publicly known, brings or would be reasonably likely to bring such person into public disrepute, contempt, scandal or ridicule, and (b) Company reasonably believes that such act or incident would be likely to adversely impact its ability to exploit the Picture (collectively, a “Morals Incident”), then Company will not be obligated to comply with the terms set forth in this Section with respect to any release obligation. Further, Licensor, to the best of its knowledge, is not aware of any such Morals Incident as of the date of the execution of this Agreement, and hereby agrees to give Company written notice thereof in the event it becomes so aware.

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15. Performance Bonuses

Subject to the satisfaction of the Conditions Precedent, and provided that Licensor is not in uncured material breach hereof, Licensor will be entitled to receive the following performance bonuses, in each instance promptly payable by Company following its final determination of qualifying “Views” (as defined below), or the auditor’s final determination thereof (if applicable) as set forth below, and Company’s receipt of the applicable invoice therefor:

	b.	“Company Service” means the SVOD/AVOD/FVOD service of Company currently known as “Apple TV” or its successor.

	c.	“Measurement Period” means the 90-day period commencing on the date of the Picture’s initial, general commercial release on the Company Service.

	d.	“Subscriber” means a “subscriber” as determined by Company, provided, however, in no event will the terms guiding Company’s determination of “subscriber” be less favorable to Licensor than the applicable terms governing “subscriber” determination pursuant to the then-current Directors Guild of America Basic Agreement, Screen Actors Guild of America-American Federation of Television and Radio Artists Basic Agreement and Writers Guild of America Theatrical and Television Basic Agreement that are applicable to the Picture (as such agreements are supplemented or amended from time to time).

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e.	“Subscriber Base” means the total number of Subscribers in the United States and Canada as measured on the first day of the month of the Measurement Period. For illustrative purposes, if the Measurement Period commences on September 25, the total number of Subscribers will be the total number of Subscribers in the United States and Canada as of September 1.

f.	“Views” (or “Viewed”) means the total number of hours (rounded to the nearest 1/10th of an hour) of the Picture streamed by Subscribers on the Company Service in the United States and Canada during the Measurement Period divided by the total runtime of the Picture (in hours, rounded to the nearest 1/10th of an hour) (inclusive of main and end titles), which quotient will be further divided by the Subscriber Base to determine the percentage of Subscriber Base viewership of the Picture.

g.	In the event that Licensor disputes Company’s final determination of Views, Licensor will have the right to audit Company’s Records (as defined below) solely for the purpose of verifying Views, a single time only, and only within 6 months of Company’s issuance of a statement or notice as to amounts payable in respect of the Performance Bonuses, after which time such statement or notice will be deemed incontestable. Any such third-party auditor must be approved by Company (provided that Company may not unreasonably withhold, condition, or delay such approval). The auditor will have a period not to exceed 60 days to complete its review of Company’s final determination of Views and issue its own determination. The auditor’s engagement will be on a non-contingency basis, subject to a non-disclosure agreement consistent with the Confidentiality Agreement (as defined below) and limited to determining only whether the Picture meets the criteria set forth in the applicable subsections immediately above. Licensor will not be entitled to access, and the auditor will not disclose, any of the data examined by the auditor. Licensor will only be entitled to the auditor’s determination as to whether the criteria set forth in the applicable subsections immediately above are satisfied. Company will be entitled to access such data examined by the auditor, to review the draft determination to be provided by the auditor and to provide any objections or corrections to the auditor before the auditor issues its final determination. If either party disputes the auditor’s final determination and the parties are unable to resolve such dispute informally, then either party may direct such dispute to binding arbitration in accordance with the procedures set forth in Section 37 (Governing Law) below.

h.	Notwithstanding the foregoing, Company may at any time pay Licensor the bonuses set forth in subsection (a) immediately above in lieu of issuing its final determination of Views (or in lieu of the auditor completing the audit if the auditor is already engaged).

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For clarity, Licensor will be responsible for all bonuses, contingent compensation and “backend buyouts” to all cast and crew that may result from any final determination by Company or the auditor’s final determination regarding Views (or Company’s payment of the bonuses set forth in subsection (a) immediately above in lieu of its own final determination or the final determination from the auditor regarding Views).

16. Credits	a.	During the Term, Company will have the right to insert the following credits in the Picture, Licensor Provided Marketing Materials, or Other Marketing Materials at Company’s sole election and in all versions thereof:

1.	an “Apple Presents”-type card and an “Apple Original Films”-type animated logo card for Company, each in the main titles or before the opening (at Company’s election) and an “Apple Originals Films”-type logo card in last position of the end credits. For clarity, Company will be the sole party entitled to receive any type of presentation credit in connection with the Picture. Licensor will be responsible for inserting the foregoing Company credits at its own cost, unless otherwise advised by Company (in its sole discretion) in writing, in which case Company will insert the foregoing Company credits (with such Company costs to be a recoupable expense subject to and in accordance with Section 11 [Licensor Backend]).

2.	In each jurisdiction/territory in which the Picture is distributed, Company will have the right to add, or authorize a third party local sub-distributor to add, at Company’s own cost (such costs to be a recoupable expense subject to and in accordance with Section 11 [Licensor Backend]), a logo credit for the distributor of the Picture in such jurisdiction/territory.

b.	Subject to restrictions and approvals pursuant to Pre-Approved Guild Agreements, the parties will mutually approve all other producer, production company, presentation, logo, possessory, adaptation and/or created by credits included in the Picture and the Licensor Provided Marketing Materials, provided that the parties hereby preapprove the following credits:

1.	A static logo credit for and an animated logo credit for “Red Hour” on-screen immediately following Company’s animated logo card. Notwithstanding the foregoing, Company reserves the right, at its election and at Company’s own cost (such costs to be a recoupable expense subject to and in accordance with Section 11 [Licensor Backend]), if required by the applicable distributor, to insert distributor logo credits either: (i) in first position among logo credits, i.e., before both Company’s and Rivulet Films’ and Red Hour’s logo credits; (ii) in second position among logo credits, i.e., between Company’s animated logo card and and Red Hour’s logo credits; or (iii) in fourth position among logo credits, i.e., after both Company’s and and Red Hour’s logo credits. The costs for such logo credits (other than the logo credits for any other distributor) will be Licensor’s sole responsibility, and the form and format thereof must comply with Company’s then-current technical and timing requirements. Company hereby acknowledges that the logo credits for “Red Hour” are in compliance with such Company requirements.

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2.	In the event that Company takes a presentation credit on-screen, then, on a strictly non-precedential, non-citable basis and notwithstanding anything to the contrary in subsection (a)(1) of this Section immediately above, a presentation credit for in the main titles after Company’s presentation credit; further, on a strictly non-precedential, non-citable basis, such presentation credit will be on a shared card with Company’s presentation credit as follows: “Apple Original Films and present.” Notwithstanding the foregoing, Company reserves the right, at its election and at Company’s own cost (such costs to be a recoupable expense subject to and in accordance with Section 11 [Licensor Backend]), if required by the applicable distributor, to insert distributor presentation credits either: (i) in first position among presentation credits, i.e., before both Company’s and presentation credits; (ii) in second position among presentation credits, i.e., between Company’s presentation credit and presentation credit; or (iii) in third position among presentation credits, i.e., after both Company’s and presentation credits.

3.	An “in association with” text credit in the form of “In Association with Genius Media.”

4.	A production company text credit in the form of “A Red Hour Production.”

5.	A possessory text credit in the form of “A Film by Josh Greenbaum.”

6.	Producer credits for Ben Stiller and John Lesher, on a shared card; Rob Paris and Mike Witherill, on a shared card; and Jake Johnson, on a single card.

7.	Executive producer credits for Rick Steele, on a single card; Sean Clements and Josh Greenbaum, on a shared card; and Joe Hardesty, Jonathan McCoy and Daniel Crosser, on a shared card.

8.	Co-producer credits for Greg Hayden and Kim H. Winther, on a shared card.

c.	Subject to the applicable party receiving such credit not being in breach of any agreement(s) pursuant to which such party was engaged to render services in connection with the Picture (including in connection with a so-called morals clause), Company will not remove any of the credits submitted to Company by Licensor (provided mutually approved by the parties, as and when required) as part of the version of the Picture delivered to Company without Licensor’s prior approval, provided that Company may (without Licensor’s approval) edit the credits to comply with this Agreement or applicable guild or talent agreements.

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17. Press Confirmation & Marketing Consultation; Talent Promotional and Publicity Services & Name and Likeness Rights	a.	Company and Licensor will have the right to mutually approve the initial press confirmation or initial press release (if any) for the Picture, and the timing thereof. Otherwise, subject to any Third-Party Restrictions (as defined in Section 25(d) below), Company will control the worldwide marketing, promotion, and publicity in connection with its exploitation of the rights granted hereunder, and during the Term, Licensor will not release or authorize the release of any such marketing, promotions, publicity, or screenings of the Picture (to the public, or for marketing or research, or in connection with an incentive program, or otherwise) without Company’s approval. During the Term, Licensor will not publicly exhibit any temporary logos or placeholders for the Picture. Notwithstanding the foregoing, Company will meaningfully consult with Licensor with respect to the Picture’s initial release strategy; initial marketing campaign (e.g., the initial Apple TV and initial theatrical release, if any) and certain key marketing materials related thereto, such as, key art, trailers, and TV promo spots; festival submissions (if any); and any theatrical distribution partner, but with Company’s decision in each such respect being final. For clarity, no inadvertent failure by Company to consult with Licensor as required under this subsection (a) will be deemed a breach of this Agreement, provided that Company takes commercially reasonable steps to cure any such failure once discovered.

	b.	Licensor represents and warrants that the director, the producers, and lead cast of the Picture are each contractually required to provide customary in-person promotional and publicity services with respect to the Picture, and that their agreements allow for customary use of their respective names and likenesses in marketing, promotion, publicity, etc.

	c.	On a strictly non-precedential, non-citable basis, Company will provide Licensor with a reasonable number of invitations to major celebrity premieres of the Picture (if any), the exact number of which will be decided at the time by Company, taking into account various elements such as industry custom, the size of the theater, existing third-party contractual commitments and the like. For clarity, any such invitations will not include Company-provided travel, accommodations or transportation.

18. Licensor Provided Marketing Materials	Licensor will, at its sole cost (unless expressly approved otherwise by Company in writing) deliver to Company for Company’s exploitation hereunder all marketing materials owned or controlled by Licensor or its affiliates, or, if applicable, its sales agent (e.g., trailers, alternative footage, clips, outtakes, deleted scenes, bonus content, featurettes, making-of, EPKs and stills) (the “Licensor Provided Marketing Materials”). On a strictly non-precedential, non-citable basis, and notwithstanding anything to the contrary in the immediately preceding sentence, Company will be responsible for all reasonable duplication, shipping and insurance costs in connection with the delivery to Company of all such Licensor Provided Marketing Materials (such costs to be a recoupable expense subject to and in accordance with Section 11 [Licensor Backend]). Licensor will deliver the Licensor Provided Marketing Materials cleared for all of Company’s marketing rights set forth in Section 10(a) above (including in the advertising of the Picture’s availability on devices and services capable of exhibiting the Picture). Company will have the right to approve (not to be unreasonably withheld) any vendors providing Licensor Provided Marketing Materials that have not already been created as of the date this Agreement has been executed by the parties.

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19. Other Marketing Materials	a.	Company, at its own cost (such costs to be a recoupable expense subject to and in accordance with Section 11 [Licensor Backend]), may create and exploit in connection with the rights granted to Company hereunder, subject to any Third-Party Restrictions, marketing and promotional materials for the Picture by any and all means and media, whether now known or hereafter devised, including by creating clips, trailers, spots, augmented reality and virtual reality content, 3D content, mobisodes, webisodes, shoulder content, companion podcasts, print and digital publications, souvenir programs, “making of” books, coffee table books, playlists, games, electronic press kits, social media content, summaries, synopses, and bios (“Other Marketing Materials”), but will not offer Other Marketing Materials for individual retail sale (it being acknowledged that including such marketing and promotional materials as so-called “bonus materials” along with the Picture in any SVOD, EST, or VOD transaction, or making a souvenir program available in connection with a theatrical release [whether included within the price of admission or sold separately], will be permissible). On a strictly non-precedential, non-citable basis, and notwithstanding anything to the contrary in the immediately preceding sentence, Company’s creation and exploitation of either (i) any such companion podcasts, or (ii) videogames, for marketing, promotional and advertising purposes only, will each be subject to Licensor’s prior written approval, not to be unreasonably withheld, conditioned, or delayed. As between Company and Licensor, Company will be the exclusive owner of all rights, title, and interest in and to all Other Marketing Materials. If such materials do not qualify as promotional, and if any applicable guilds make economic claims against Licensor therefor, subject to Section 6(b) above, Company will reimburse Licensor for any guild-related costs per the applicable minimum scale under the applicable Pre-Approved Guild Agreement(s); provided, that Licensor may not enter into any settlement of such claims without first notifying Company and providing Company with a reasonable opportunity to settle such claims.

	b.	If Licensor desires to use Other Marketing Materials in connection with its Reserved Rights, Licensor may request access thereto, and if Company provides any such Other Marketing Materials to Licensor, Company will be deemed to have licensed them to Licensor on an as-is, non-exclusive quitclaim basis for use in connection with the Reserved Rights, subject to: (i) Licensor reimbursing to Company an amount to be negotiated in good faith by the parties; (ii) Licensor indemnifying the Company Parties (as defined in Section 25(c) below) with respect to any Costs (as defined in Section 25(c) below) arising from the use of any such Other Marketing Materials by or on behalf of Licensor, its affiliates and/or licensees; and (iii) any use of any Company branding and/or trademarks incorporated into Other Marketing Materials being approved in advance by Company in each instance. On a strictly non-precedential, non-citable basis, and notwithstanding anything to the contrary in the immediately preceding sentence, Licensor’s post-Term access to Other Marketing Materials pursuant to this subsection (b) will be gratis, except for payment by Licensor to Company of all reasonable duplication, shipping and insurance costs in connection with such access.

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20. Advertising	For the avoidance of doubt, Company will control, and have the right to sell, 100% of the advertising in connection with Company’s exploitation of the Picture during the Term in the Territory and Licensor Provided Marketing Materials, and have the right to retain 100% of the revenue received in connection therewith.

21. Production and Delivery Requirements	a.	Licensor will deliver the Picture and the Licensor Provided Marketing Materials to Company: (i) in accordance with Company’s standards and practices policy (subject to Licensor’s prior receipt and review of the same), clearance guidelines, delivery requirements (which requires, among other things, 4k/HDR and Dolby Atmos), and the mutually approved delivery schedule(s); and (ii) fully cleared for exploitation of the rights licensed to Company hereunder. The parties acknowledge that Licensor will clear all third-party music for in-context advertising and promotional use; provided that if a given publisher or musical sound recording licensor refuses to license the use of such music for in-context advertising and promotional use, then Licensor will so notify Company and the parties will mutually determine whether to proceed with the use of such music without such in-context advertising and promotional rights, or to replace such music with an alternative for which such rights can be negotiated. Notwithstanding the foregoing, it is hereby further acknowledged by Company that Licensor has notified Company that the publisher and musical sound recording licensors for the musical pieces entitled “Work Bitch” (Britney Spears) and “Scarborough Fair / Canticle” (Simon & Garfunkel) have refused to license the use of such music for in-context advertising and promotional use and the parties have mutually determined to proceed with the use of said musical pieces without such in-context advertising and promotional rights. Clearance for out-of-context advertising and promotional use of third-party music may require a separate license, at Company’s expense, which Licensor will use good faith efforts to facilitate upon request, provided, however, that any failure of Licensor to obtain any such quote from a third-party for any such out-of-context advertising or promotional use shall not constitute a breach hereof. Timely delivery in accordance with the mutually-approved delivery schedule is of the essence to this Agreement.

	b.	Licensor will comply with all applicable laws (including CCPA, GDPR and/or the Data Protection Act 2018, as applicable) in connection with the development, production, and exploitation of the Picture. As between Licensor and Company, Licensor will be the data controller in respect of any personal data processed by Licensor in connection with Licensor’s development and production of the Picture (“Picture Personal Data”). To the extent that both Company and Licensor are found to be or agree that they are acting as joint controllers of Picture Personal Data in the course of performing their respective obligations and exercising their respective rights under this Agreement, each party will cooperate with the other in connection with any official government investigations, official government audits, and any actual data breaches involving the Picture Personal Data. Such cooperation will include promptly notifying the other party (in the case of Company such notification will be sent to dpo@apple.com; and in the case of Licensor such notification will be sent to dboyle@intersectionlaw.com) if any Picture Personal Data is lost or becomes damaged, corrupted or unusable, and, to the extent possible, restoration of such data as required by CCPA, GDPR or the Data Protection Act 2018.

	c.	If a third party makes a non-frivolous claim that the material delivered by Licensor hereunder violates or infringes the rights of any third party or otherwise breaches any agreement with any third party, Licensor will resolve the claim and/or deliver, at its expense, a re-edited version of the applicable material, which does not include the allegedly infringing elements.

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d.	If: (i) Licensor fails to make a complete and timely delivery of the Picture (or to any element thereof) or Company determines that edits are necessary or advisable to comply with Pre-Approved Guild Agreements or credit requirements applicable to the Picture or to avoid any liability that Company reasonably believes might be imposed without such edits; (ii) Company provides notice of the same to Licensor and Licensor does not cure the same within the timeframe reasonably required by Company (provided that the edit is curable within that timeframe); and (iii) Company elects in its sole discretion to supply such items or to make such edits, then Company may charge any actual, verifiable, out-of-pocket third-party costs for such items to Licensor or deduct such cost from the License Fee payable hereunder.

e.	For the avoidance of doubt, as between the parties, Company will be responsible for 100% of the cost of internationalizing the Picture and Licensor Provided Marketing Materials (including adding and creating foreign subtitles and dubs, which costs will be a recoupable expense subject to and in accordance with Section 11 [Licensor Backend]) provided that Licensor is responsible for clearing the Picture (including the English-language title therefor) and, pursuant to Section 18 above, Licensor Provided Marketing Materials. In connection with the foregoing, Licensor agrees that it will conduct title clearance pursuant to its customary practices to determine whether the English-language title appears available in the following jurisdictions: U.S. (federal and common law), Canada, United Kingdom, Mexico, European Union, Switzerland, Russian Federation, Brazil, India, China, Australia, Hong Kong, and Japan, and will follow up with counsel for further risk assessment as necessary. On a strictly non-precedential, non-citable basis, Company hereby acknowledges that the requirements of the immediately preceding sentence are waived for the Picture. If Licensor desires to use any materials associated from Company’s internationalization of the Picture (including, audio descriptions, closed captions, subtitle translations, and/or dubbing tracks) in connection with its Reserved Rights, Licensor may request access thereto, and if Company provides any such materials to Licensor, Company will be deemed to have licensed them to Licensor on an as-is, non-exclusive quitclaim basis for use in connection with the Reserved Rights, subject to: (i) Licensor reimbursing to Company an amount to be negotiated in good faith by the parties; (ii) Licensor indemnifying the Company Parties with respect to any Costs arising from the use of any such materials by or on behalf of Licensor, its affiliates and/or licensees; and (iii) any use of any Company branding and/or trademarks incorporated into such materials being approved in advance by Company in each instance. On a strictly non-precedential, non-citable basis, and notwithstanding anything to the contrary in the immediately preceding sentence, Licensor’s post-Term access to any materials associated from Company’s internationalization of the Picture pursuant to this subsection (e) will be gratis, except for payment by Licensor to Company of all reasonable duplication, shipping and insurance costs in connection with such access.

22. Security Requirements	Licensor will abide by Company’s security requirements (subject to prior receipt and review of the same).

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23. Records; Audits	a.	Company will retain complete and accurate books and records with respect to amounts payable by Company to Licensor under Section 11 (Licensor Backend) above as and to the extent applicable. Company will maintain such books and records (collectively, “Records”) at its principal office for a minimum of 3 years from receipt of the applicable receipts (the “Audit Period”). Upon no less than 10 business days’ written notice, Licensor will have the right to examine and to audit the Records at Company’s then principal place of business, at Licensor’s sole expense and during normal business hours. Any such third-party auditor must be approved by Company (provided that Company may not unreasonably withhold, condition, or delay such approval), engaged on a non-contingency basis, and have entered into a non-disclosure agreement consistent with the Confidentiality Agreement (as defined below). Licensor may not audit Company more than once in any 2-year period or 6 times in the aggregate. Each such audit may only cover the period commencing after the period covered by the last audit conducted by Licensor and pertain to Records within the Audit Period. Licensor will pay the costs of the audit. However, without limiting Licensor’s other rights and remedies hereunder, if the audit reveals a discrepancy equal to the greater of: (a) $15,000; or (b) 5% of the amount payable for the applicable reporting period audited, Company will reimburse Licensor for the reasonable, out-of-pocket cost of the audit.

	b.	Notice of Audit to Company. In addition to sending a notice to Company pursuant to Section 36 below, Licensor will send a notice of audit to the following address: Apple Video Programming LLC c/o Apple, Inc., 3710 S Robertson Blvd, 3210-ATV, Culver City, CA 90232, United States, Attn: Head of Finance, Original Content.

24. Intellectual Property Enforcement	a.	Company will have the right, but not the obligation, in Company’s own name, to administer and enforce the copyright, trademark, and domain name rights granted herein and retain all recoveries and receipts derived from its enforcement, it being acknowledged that any such recoveries and receipts (after Company has recouped its reasonable third-party costs from such enforcement activities) will be accounted for pursuant to the Licensor Backend set forth in Section 11 (Licensor Backend) above as and to the extent applicable. Company may, on its own behalf and/or on behalf of Licensor, take such steps as Company deems appropriate by action at law or otherwise, to prevent any unauthorized reproductions, exhibition, or distribution of the Picture, or any infringement of the copyright on the Picture, or to prevent any impairment of, encumbrance on, or infringement upon the rights granted to Company under this Agreement, and to collect all proceeds from the exploitation of such rights. For the avoidance of doubt, Company will not be liable to Licensor as a result of any third-party infringement of any copyright, trademark, or other intellectual property rights in or to the Picture and Licensor Provided Marketing Materials.

	b.	Company may also register and administer domain names for the Picture.

	c.	Each party will cooperate with the other in connection with such enforcement.

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25. Representations, Warranties, Covenants; Indemnity	a.	Each party represents and warrants that: (i) it has the right, power, and authority to enter into this Agreement; (ii) this Agreement constitutes a valid and binding obligation of the parties enforceable in accordance with the terms hereof; and (iii) the execution, delivery and performance of this Agreement will not cause either party to be in material breach of a third party agreement that would jeopardize its ability to perform its obligations.

	b.	Licensor represents and warrants to, and covenants with, Company that (i) Licensor owns or controls, and will own or control throughout the Term, all rights in and to all materials delivered hereunder by Licensor to Company in connection with the Picture or the Licensor Provided Marketing Materials (collectively, the “Material”) to the extent necessary to grant the rights granted to Company herein; (ii) the Material does not and will not infringe any trademark or copyright or, to the best of Licensor’s knowledge in the exercise of reasonable diligence and prudence, infringe, violate or otherwise give rise to any adverse claim with respect to, any other common law or other right of any person, firm or entity, or violate any other applicable law; (iii) other than Permitted Liens (as defined below), there are not and will not be during the Term outstanding at any time any liens or encumbrances relating to the Material or that could impair, abrogate, or adversely affect any of the rights granted to Company herein, including any such lien or encumbrance arising from any financing or bonding relating to the Picture; and (iv) Licensor has obtained and will continue to obtain throughout the Term all licenses, releases, and clearances with respect to the Material required for the exercise of the rights granted to Company hereunder, and Licensor has made and will make throughout the Term all payments required in connection therewith. “Permitted Liens” means (x) customary liens required by applicable Pre-Approved Guild Agreements; (y) customary laboratory possessory liens; and (z) any liens to financiers, including tax credit lenders, that provided production financing to Licensor in connection with the Picture, subject to a fully executed agreement among Company, that Lender (as hereinafter defined), and Licensor, on terms and on a form approved by Company, Lender and Licensor in connection with the Picture (the “Notice of Assignment and Subordination Agreement”). Licensor hereby represents and warrants that no lien in the Picture was granted with respect to either production financing or tax credit lending to any party other than to the entity known as Genius Equity, LLC (“Lender”).

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c.	Licensor will indemnify, defend, and hold harmless Company, its affiliates, successors, licensees, and assigns, and each of their respective directors, employees, agents and representatives (collectively, the “Company Parties”) from and against any and all claims, losses, costs, expenses (including outside attorneys’ reasonable fees), liabilities, judgments, penalties, and damages (collectively, “Costs”) arising out of any third-party claim of any nature resulting from: (i) the development or production of the Picture or any Licensor Provided Marketing Materials; (ii) Licensor’s exploitation of any reserved rights in the Material; (iii) any breach or alleged breach by Licensor of any of its representations, warranties, or covenants hereunder; or (iv) any intentional or grossly negligent wrongful act or omission by or on behalf of Licensor with respect to the Material, except in the case of subsections c(i) and (ii), to the extent arising from any claim for which Company is obligated to indemnify Licensor hereunder.

d.	Company will indemnify, defend, and hold harmless Licensor, its affiliates, successors, licensees and assigns, and each of their respective directors, employees, agents, and representatives from and against any and all Costs arising out of any third-party claim of any nature resulting from: (i) any breach or alleged breach by Company of any of its representations, warranties, or covenants hereunder; (ii) Company’s exploitation of the Material or otherwise resulting from Company’s advertising, promotion, distribution or other exploitation of the Picture; and (iii) any reasonable and customary obligations to talent applicable to Company’s exploitation of the Material that Licensor has provided to Company with advanced written notice or that are otherwise required as part of the standard collective bargaining agreements, the applicability of which Licensor notifies Company in advance (collectively, the “Third-Party Restrictions”), in each case except to the extent arising out of any claim for which Licensor is obligated to indemnify Company hereunder.

e.	With respect to any claims for which either party is the indemnitor under this Agreement, such party will promptly notify the other party in writing upon learning of any such claims. The indemnitor will control the defense of any such claim, using attorneys reasonably acceptable to the indemnitee, which will in any case retain the right to hire counsel of its own choosing at its own expense. Each party will cooperate with the other in such defense, and the indemnitor will not, as part of any settlement, without the indemnitee’s prior written approval, make an admission of liability on behalf of the indemnitee or agree on the indemnitee’s behalf to any payment obligation or agree to any equitable remedy. The indemnitor will notify the indemnitee if the indemnitor intends to settle any claim on behalf of both parties. If the indemnitee advises the indemnitor that the indemnitee does not wish the indemnitor to settle the claim against the indemnitee in a manner which irrevocably releases the indemnitor from such claim, and if the indemnitor is able to consummate such settlement for itself without settling the claim against the indemnitee on a basis which is no less favorable to the indemnitor than if the claim against both parties were settled concurrently, and if not settling the claim against the indemnitee would not materially adversely affect any of the indemnitor’s rights in any way, then the indemnitor will not settle such claim against the indemnitee.

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26. Security Interest	As security for Licensor’s obligations to complete and deliver the Picture to Company, to secure all of the rights granted to Company Licensor hereby grants (and will cause any production affiliate to grant) to Company, effective on the Effective Date, a first priority (subject only to Permitted Liens) security interest and copyright mortgage in all of Licensor’s (which for this purpose will be deemed to include any production affiliate’s) right, title, and interest in and to the Picture, to the extent thereof, including the copyrights in the Picture and any elements thereof developed or produced in connection therewith, the underlying rights and all distribution rights in and to the Picture, the physical materials and digital elements of whatsoever nature relating to the Picture, all deposit accounts and accounts receivable, all insurance policies and proceeds thereof, and all rights of Licensor under all contracts and third-party agreements in respect of the Picture and the products and proceeds thereof, to the extent relating to the Picture (collectively, the “Collateral”). For the avoidance of doubt, Licensor hereby represents and warrants, and Company acknowledges such representation and warranty by Licensor, that, notwithstanding anything to the contrary in the immediately preceding sentence, it was unnecessary to cause any production affiliate to grant Company a security interest in the Collateral, as Licensor holds rights therein sufficient to grant such security interest to Company pursuant to the terms of this Section. Licensor hereby irrevocably authorizes Company to file UCC financing statements consistent herewith with the relevant authority in all applicable jurisdictions to perfect the foregoing security interest in the Collateral. Licensor further agrees to execute or deliver, and to cause any production affiliate to execute or deliver, (subject to good faith negotiations, including a reasonable opportunity to review such documents) such security documentation consistent with this Agreement as Company may reasonably require (including copyright mortgages and similar security agreements) in order to document evidence or to perfect the lien granted herein to Company. If Licensor fails to deliver such security documents within 30 days after Company’s request therefor, Licensor irrevocably appoints Company to execute such security documents as Licensor’s attorney-in-fact. In the event Company executes a document on behalf of Licensor pursuant to the foregoing authority, Company will furnish copies of such document to Licensor. Notwithstanding anything to the contrary in the immediately preceding sentence, no inadvertent failure by Company to provide copies of documentation to Licensor as agreed in this Section will be deemed a breach hereunder, provided that Company takes commercially reasonable steps to cure any such failure (once discovered) on a prospective basis.

27. Insurance	Licensor will obtain insurance in accordance with the requirements set forth on Exhibit B attached hereto.

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28. Confidentiality	Without limiting the representations, warranties, indemnities, and rights set forth in this Agreement, the non-public information related to the Picture, including the Records, and the business, operations, and programming of the parties hereto are subject to the Confidentiality Agreement, effective as of July 29, 2025, between Company or its affiliate, on the one hand, and Rivulet Entertainment, on the other hand (the “Confidentiality Agreement”), the terms of which are incorporated herein. Notwithstanding anything to the contrary in the Confidentiality Agreement, such confidentiality obligations incorporated herein will survive indefinitely, and Licensor shall be allowed to: (a) make incidental reference to its respective participation on the Picture from and after Company’s public announcement of the Picture; (b) discuss confidential information with Licensor’s professional representatives provided that such representatives are obligated not to disclose such information to the extent set forth herein; and (c) discuss confidential information to the extent required by law or court order provided that Licensor notifies Company of the same and seeks protection thereof to the extent set forth herein to the extent possible.

29. Taxes	a.	Licensor will be liable for any applicable income taxes, levies, duties, costs, charges, withholdings, deductions or any charges of equivalent effect imposed on, or in respect of any payments from Company to Licensor under this Agreement.

	b.	Where applicable, Licensor will charge Company sales tax, excise tax, use tax, value added tax, goods and services tax, consumption tax, or equivalent type charges (hereinafter “Transaction Taxes”) that are applicable to any payments from Company to Licensor under this Agreement and that are required or permitted to be collected from Company by Licensor under applicable law. If Company provides Licensor with a valid exemption certificate, Licensor will not collect the Transaction Taxes covered by such certificate. All charges will be supported by valid tax invoices provided by Licensor to Company consistent with the applicable EU invoicing directive or other comparable authority of the relevant jurisdiction.

	c.	Where any relevant taxation authority imposes any income tax on any payments by Company to Licensor and requires Company to withhold such tax (“Withholding Tax”), Company may deduct such Withholding Tax from the payment to Licensor and remit such Withholding Tax to the relevant taxing authority on behalf of Licensor. The determination of the applicability of a Withholding Tax is at Company’s sole discretion. In the event a reduced Withholding Tax rate may apply on any payments to Licensor, Licensor will furnish to Company as soon as practicable all documentation necessary to evidence the qualifications for the reduced rate of Withholding Tax. If the necessary documentation is not provided in a timely fashion before payment, the reduced Withholding Tax rate will not apply and any payments to Licensor will be subject to the full rate of Withholding Tax. Upon reasonable request by Licensor, Company will furnish Licensor with tax receipts or other documentation evidencing the payment of such Withholding Tax when available.

	d.	Upon request, Licensor will provide Company with a validly executed U.S. Internal Revenue Service form to establish its U.S. or non-U.S. status or any other necessary tax documentation. If Licensor is a non-U.S. resident, Licensor will note, on each invoice issued to Company under this Agreement, the amount of services performed by Licensor within the United States, if any.

	e.	Delivery of the Picture will be taken via telecommunications or load and leave in California.

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30. Assignment	Neither party may assign this Agreement without the other party’s written consent, except that, without such consent, (i) Company may assign this Agreement to a Company Affiliate capable of performing Company’s obligations hereunder, and (ii) subject to Company’s receipt of payment and eligibility documentation acceptable to Company and bearing language acceptable to Company discharging Company of its payment obligations to Licensor upon payment to such assignee, Licensor may assign its right to receive monies hereunder, including to the Lender for security subject to the terms of the Notice of Assignment and Subordination Agreement. This Agreement will be binding on the assigns, heirs, executors, personal representatives, administrators, and successors (whether through merger, operation of law, or otherwise) of the parties.

31. No Injunctive Relief	In the event of a breach of any of Company’s obligations under this Agreement, the damage, if any, caused to Licensor thereby is not irreparable or otherwise sufficient to give rise to a right to injunctive or other equitable relief. Licensor agrees that its rights and remedies in the event of any breach of this Agreement by Company will be limited to the right, if any, to recover money damages in an action at law, and Licensor expressly waives the right to, during the Term, seek injunctive or other equitable relief or to enjoin or restrain the production, distribution, exhibition, advertising, or any other means of exploitation of the Picture or any derivative or ancillary rights licensed hereunder.

32. Termination; Survival	a.	Either party may terminate this Agreement in the event of an uncured material breach by the other party of any of its material obligations under this Agreement, provided that (i) a notice of breach is provided to the other party in writing and (ii) the breach or default is not cured within 25 days following the date that the notice is deemed given, unless the breach is uncurable in which case this Agreement will terminate as of the date of the notice.

	b.	In the event of any termination of this Agreement by Company, Company will be relieved of its obligations under this Agreement, if any, and will no longer be entitled to exercise the exploitation rights licensed hereunder in the Picture. Licensor will, within 15 days of receipt of Company’s notice of termination, refund to Company any monies paid by Company to Licensor, including (i) any portion of the License Fee previously paid hereunder, and (ii) interest thereon, which interest will be calculated at the U.S. prime rate (as published by JPMorgan Chase Bank) plus 1% (the “Refund Amount”). Notwithstanding anything to the contrary in the immediately preceding sentence, and on a strictly non-precedential, non-citable basis, if such termination occurs after Company’s initial general commercial release of the Picture, the License Fee (but solely for the purposes of this paragraph (b) in connection with calculating the Refund Amount) will be reduced to a proration of the License Fee paid hereunder, calculated as of the effective date of termination and based on the amount of time from Company’s initial general commercial release of the Picture and the end of the Term. Company may deduct and retain from payments otherwise due to Licensor under this Agreement any and all amounts due and unpaid to Company from Licensor hereunder. In the event of any termination of this Agreement by Company, but solely effective upon Company’s receipt of the Refund Amount, all of Company’s right, title and interest in and to the Picture will automatically revert to Licensor. The foregoing will not limit in any way Company’s rights to assert any claims or remedies against Licensor and to seek any other damages to which Company may be entitled.

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c.	In the event of any termination of this Agreement, all terms that, by their nature should survive, including Section 23 (Records; Audits), any indemnity, representation and/or warranty or insurance obligations with respect to the Picture, and Sections 28 (Confidentiality) through 38 (Miscellaneous), will survive termination.

d.	For clarity, the terms of this Section 32 are agreed solely on a strictly non-precedential, non-citable basis.

33. Force Majeure	In the event that either party is prevented or delayed from fulfilling its obligations under this Agreement or from curing any breach of this Agreement as a result of an event of a force majeure (as “force majeure” is customarily understood in the motion picture industry in Los Angeles, California), any outstanding claims or litigation relating to the Picture, or industry-wide labor dispute, then that party’s obligation to fulfill such obligation or opportunity to cure such breach will be tolled by the same number of days the force majeure event, claim, or dispute continues, provided, however, that, prior to Company’s initial general commercial release of the Picture, Company may terminate this Agreement if a force majeure event, claim, or dispute (or a series of force majeure events, claims or disputes) lasts more than 90 days.

34. Bankruptcy; Insolvency	The parties intend that all rights granted herein to Company are, for purposes of Section 365(n) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and any similar provisions of applicable laws of other jurisdictions (“Other Bankruptcy Laws”), fundamentally in the nature of “intellectual property” as defined in Section 101 of the Bankruptcy Code and similar provisions of Other Bankruptcy Laws. If a court in any bankruptcy case in which Licensor is a debtor treats any grant or transfer by Licensor of any interest in such rights granted herein as an executory contract under Section 365 of the Bankruptcy Code or similar provisions of Other Bankruptcy Laws, then Company and any other transferee or holder of the interest will be entitled to all the protections and rights of a licensee under Bankruptcy Code Section 365(n) and similar provisions of Other Bankruptcy Laws, including the right to make an election to retain its rights as a licensee under Section 365(n)(l)(B) of the United States Bankruptcy Code and similar provisions of Other Bankruptcy Laws. Company is not, in this Agreement, making an election under Section 365(n).

35. Anti-Corruption, Exports, and Sanctions Regulations	Licensor and Company will comply with all applicable anti-corruption and anti-bribery laws and regulations. Licensor and Company will not, and will ensure that their respective personnel do not, directly or indirectly, pay, offer, promise to pay, or give anything of value to any person or entity, including an employee or official of a government, government-controlled enterprise or company, or political party, with the reasonable knowledge that it will be used to obtain any improper benefit or to improperly influence any act or decision by such person or entity. Licensor and Company will not, and will ensure that their respective personnel do not, offer or accept bribes or kickbacks in any form. Licensor agrees to comply with all applicable export and sanctions regulations, ordinances, and other laws (“Regulations”) and acknowledge that the Agreement does not obligate Licensor or Company to perform actions contrary to or in violation of any Regulations.

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36. Notices	All notices required to be given by either party hereunder must be in writing and delivered either by personal delivery, overnight mail, or first-class mail (certified mail, postage pre-paid and return receipt requested) to the applicable addresses set forth below or such other address as the applicable party may designate in writing by notice delivered pursuant hereto. Every notice will be deemed received if personally delivered, upon delivery; if by overnight mail, one business day after deposit with an overnight mail company, with written verification of receipt; and if by certified first-class mail, return receipt requested, on the fifth business day after mailing.

To Licensor:

The Dink Holding Co. LLC

7659 E Wood Drive

Scottsdale, Arizona 85260

Attn: Rob Paris

With a courtesy copy to:

David Boyle, A Professional Corporation

725 Arizona Avenue, Suite 406

Santa Monica, California 90401

Attn: David Boyle, Esq.

To Company:

Apple Video Programming LLC

c/o Apple Inc.

One Apple Park Way

Cupertino, California 95014 USA

Attn: Associate General Counsel

With a courtesy copy to (which will not constitute notice):

3710 S Robertson Blvd

3214-LGL

Culver City, CA 90232

Attn: Matthew Heintz

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37. Governing Law	This Agreement will be governed and interpreted in accordance with the laws of the State of California, without regard to principles of conflict of laws. Both parties hereby waive the right to object to that choice of law, personal jurisdiction, or venue.

Any dispute, controversy or claim arising out of or relating to the Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (“Dispute”) will be subject to direct discussions or mediation (with costs to be shared equally between the parties). If direct discussions and mediation do not result in resolution of any Dispute, then such Dispute will be determined by final and binding arbitration in Los Angeles, California, before one arbitrator, who will be a former or retired judge or justice of any California state or federal court with experience in matters involving the entertainment industry. The arbitrability of any Dispute will be governed under the Federal Arbitration Act. Any Dispute or portion thereof, or any claim for a particular form of relief (not otherwise precluded herein): (a) will be governed by California law without regard to conflict of law principles; and (b) may be heard only in a California court (state or federal) of competent jurisdiction in Los Angeles County, California solely to the extent that it may not be arbitrated pursuant to applicable state or federal law. The arbitration will be administered by JAMS pursuant to either the JAMS Streamlined (for claims under $250,000) or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures, including Rules 16.1 and 16.2 of the JAMS Comprehensive Arbitration Rules, except as modified herein. In addition, the parties agree to the JAMS Optional Arbitration Appeal Procedures, except as modified herein. The JAMS rules may be found at www.jamsadr.com or by calling 800.352.5267. In accordance with the applicable JAMS rules, jurisdictional and arbitrability disputes, including disputes over the formation, existence, validity, interpretation, or scope of this Agreement shall be submitted to and ruled on by the arbitrator. The fees and costs of the arbitration and arbitrator will be determined in accordance with the applicable JAMS rules. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator, and may award reasonable outside attorneys’ fees to the prevailing party. The arbitration award will be supported by a written decision prepared by the arbitrator. If either party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable), within 30 days of such award being rendered, then the other party may enforce the final award in any court of competent jurisdiction in Los Angeles County, CA. Unless required by law or to enforce the award, neither party may disclose the existence, content or results/award of any arbitration without the prior written consent of the other party. The arbitrator is not empowered to award incidental, indirect or consequential damages, or punitive or exemplary damages, and the parties waive any right to recover any such damages. Except as expressly set forth in Section 31 (No Injunctive Relief) above, Company and Licensor waive any right or remedy in equity, including the right to seek and/or to obtain rescission and/or equitable and/or injunctive relief.

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38. Miscellaneous	This Agreement (and any exhibits, schedules or attachments attached hereto or referenced herein, which are incorporated by reference) cancels and supersedes all prior negotiations and undertakings relating to the subject matter hereof. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the extent possible. A waiver of any breach of this Agreement will not waive a prior or subsequent breach. All remedies will be cumulative and pursuit of any one will not waive any other. Titles and headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or restrict the meaning or interpretation of the terms or provisions of this Agreement. Unless expressly stated otherwise, this Agreement will be interpreted in accordance with the following rules: (a) each instance of the word “including” will be interpreted as if it were followed by the words “without limitation”; (b) each reference to a Section will mean a Section of this Agreement; (c) all references to “$” will mean United States dollars; (d) the terms “person” and “party” as used in this Agreement will mean any person, firm, corporation, or other entity; and (e) any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation will, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Agreement will be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. No rule of strict construction will be applied against any party. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between the parties hereto (or any of their employees or agents), and neither party is the agent of the other. Each party is an independent contractor to the other and will have no right, authority or power to create any obligation or responsibility, express or implied, on behalf or in the name of the other party. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. The parties will execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained. This Agreement is not effective until executed and delivered by both parties hereto, and once so executed and delivered, will be effective as of the Effective Date set forth above.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the dates set forth below.

COMPANY:		LICENSOR:

Apple Video Programming LLC		The Dink Holding Co., LLC

By:	/s/ Eddy Cue	By:	/s/ Rob Paris
Name:	Eddy Cue	Name:	Rob Paris
Title	Authorized Signatory	Title:	Producer/ Signatory
Date:	November 20, 2025	Date:	November 20, 2025

[Signature Page]

Exhibit A

Short Form License

For good and valuable consideration, the receipt of which is acknowledged, The Dink Holding Company, LLC (“licensor”) grants to Apple Video Programming LLC (“Company”) certain worldwide, exclusive rights to, and a first priority security interest and copyright mortgage in, the audio-visual production currently titled “The Dink” all as more particularly set forth in, and subject to, the Content License Agreement (as the same may be amended by the parties from time to time), effective as of July 29, 2025, between Licensor and Company.

IN WITNESS WHEREOF, the undersigned has executed this short form license:

The Dink Holding Co., LLC

By:	Rob Paris
Title:	/s/Producer/ Signatory
Date:	November 20, 2025

A-1

Exhibit B

Insurance Requirements

U.S. (Completed-Acquired Projects) v2.2.21

(a)	General Provisions. Licensor shall obtain, or cause to be maintained on Licensor’s behalf, and maintain in full force and effect, at its own cost and expense, during the term of this Agreement, and after termination of this Agreement as may be specified below, the minimum insurance outlined below and any other insurance required by any applicable guild or union contract or by law, regulation or orders in any nation, state, territory or province where the Licensor performs services under this Agreement. All limits stated are in US Dollars (unless stated otherwise) but may be maintained in local currency equivalents. Such insurance shall be maintained with insurance companies authorized to provide coverage in the jurisdiction where the services shall be performed and having an A.M. Best’s insurance rating of A-VII or better, or a comparable financial rating from a reputable rating bureau. Except with respect to any required workers’ compensation insurance (or the local jurisdiction equivalent), employers’ liability insurance and property insurance (if required), all such insurance shall include Company, its subsidiaries and affiliates, and their respective officers, directors, shareholders, employees and agents, and any other party which Company may reasonably designate (including any distributor, exhibitor, or landlord of any location where Licensor operates under this Agreement) (“Company Parties”) as additional insureds. In no way do these minimum insurance requirements limit the liability assumed elsewhere in this Agreement, including Licensor’s defense and indemnity obligations. All deductibles and self-insured retentions shall be paid by Licensor.

(b)	Minimum Insurance Requirements:

1.	Producers Errors and Omissions / Media Liability Insurance. Licensor shall maintain producers errors and omissions / media liability insurance, with limits of not less than $5,000,000 per claim or occurrence and in the aggregate, including coverage for (a) intellectual property infringement (not including patent infringement); (b) misappropriation, breach of license and unauthorized use; (c) plagiarism and piracy; (d) defamation, including libel, slander, trade libel, product disparagement and injurious falsehood; (e) infliction of emotional distress or outrage; and (f) breach of duty of confidentiality, including dissemination or use of confidential information stored or transmitted in electronic form. Such insurance must include coverage for exhibition of the Picture in all media, whether now known or hereafter devised. The policy shall not include an insured vs. insured exclusion with respect to the Company Parties. Licensor must continue to maintain such insurance for a period of not less than three years following delivery of the Picture. Any nonstandard exclusions must be identified to Company in advance of delivery.

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(c)	Intentionally Omitted.

(d)	i. Primary and Non-Contributory. All insurance to be provided by Licensor shall be designated as primary to and non-contributory with any and all insurance maintained by or otherwise afforded to Company Parties.

ii. Waiver of Subrogation. Except to the extent prohibited by law, Licensor shall require its insurers to waive all rights of recovery from or subrogation against Company Parties and their respective insurers.

(e)	Subcontractors. Licensor shall require each of its subcontractors, at no cost to Company, to maintain reasonable types and limits of insurance given the work or services to be performed and to extend rights and benefits to Company Parties under such insurance, as set forth under paragraphs (a)-(d) above.

(f)	Evidence of Insurance. At the time this Agreement is executed and in no event later than commencement of formal pre-production, and within a reasonable time after coverage is renewed or replaced, Licensor shall deliver to Company evidence that the foregoing coverages required from Licensor are in place, at the following address: Apple Inc., 8500 Higuera St., Culver City, California, 90232, Attn: Head of Production. All evidence of coverage must indicate the final title of the Picture; if the final title is not yet determined, the current working title may be indicated until such time that the final title is known. Licensor shall similarly provide proof of the maintenance of insurance by its subcontractors to Company upon request. Company’s receipt or acceptance of evidence of coverage that does not comply with these requirements, or Licensor’s failure to provide evidence of coverage, shall not constitute a waiver or modification of the insurance requirements as set forth herein. In the event of cancellation of coverage, Licensor shall promptly notify Company and replace such coverage so that no lapse in insurance occurs.

(g)	Additional Insurance. Licensor shall obtain and maintain any other types or limits of insurance that Company may reasonably request, on terms that Company may require, and shall modify the terms and conditions of coverage specified herein, if required to do so by Company. For clarity, Company hereby agrees that this subsection (g) does not apply to the Picture or this Agreement.

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